Exhibit 99.1

Penn Virginia Closes Merger with Lonestar Resources,

Rebranding to Ranger Oil Corporation

— Provides Updated Plans for Combined Company —

— Continued Focus on Efficiency, Returns and Free Cash Flow Generation —

HOUSTON, October 6, 2021 (GLOBE NEWSWIRE) — Penn Virginia Corporation (“Penn Virginia” or the “Company”) (NASDAQ: PVAC) today announced it closed the acquisition of Lonestar Resources US Inc. (“Lonestar”) and plans to rename the combined company Ranger Oil Corporation (“Ranger”, “Ranger Oil” or “the Company”). The Company also announced plans for future operational activity, changes to the composition of its Board of Directors, and a reset of certain Lonestar hedges. The Company maintains focus on maximizing operational and capital efficiency, generating superior returns, and building on its consistent track record of free cash flow generation, which it has sustained every quarter since fourth quarter 2019.

Rebranding to Ranger Oil Corporation

Reflecting its focus on safe and efficient oil and natural gas operations in Texas, Penn Virginia intends to officially rebrand as Ranger Oil Corporation and, effective October 18, 2021, begin trading under the NASDAQ ticker symbol of ROCC. The rebranding is expected to be fully complete prior to year-end 2021.

Darrin Henke, President and Chief Executive Officer of the Company, commented, “In a very short time, we have significantly increased the scope and scale of the Company, amplifying its free cash flow(1) generation and return potential. We’ve combined the asset bases of Penn Virginia, Rocky Creek Resources and Lonestar, creating a consolidated asset position producing almost 40,000 barrels of oil equivalent per day with over 140,000 net acres strategically positioned in the core of the Eagle Ford play in South Texas. We now own high-quality inventory approximating 750 locations, approaching two decades of inventory at our current drilling pace.”

“Additionally, we’ve made significant changes to our management team, assembling a set of highly experienced team members including myself as CEO, along with our Chief Financial Officer, Senior Vice President of Development, and numerous other seasoned professionals throughout the Company. These changes have driven a step change in recent asset, operational and financial performance over the last several quarters. Wells spud in 2020 and 2021 have exceeded DeGolyer & MacNaughton’s type curves by approximately 15% cumulatively since they were brought onto production. Our most recent Bloodstone two-well pad generated a combined IP-30 rate of over 4,850 boe/d. Since the beginning of 2020 through the first half of 2021, we had the highest EBITDA margin per boe of any public U.S. independent oil and gas company(2).”

“In addition to our strategic and operational achievements, we transformed our balance sheet over the past year by bringing in substantial equity capital from an experienced oil and gas equity group, issuing senior unsecured notes to extend maturities, and amending and expanding our credit facility borrowing base while reducing the balance borrowed on the facility. This resulted in our Company having an estimated 1.5x pro-forma LTM leverage(3). We’ve announced seven consecutive quarters of free cash flow(1) through June 30 of this year and project Ranger to produce over $200 million of free cash flow(1) in 2022 at current strip pricing.”

Rusty Kelley, Senior Vice President and Chief Financial Officer, added “Over the past year and a half, we have consistently committed to certain principles along with operational and financial goals designed to deliver superior returns with reduced risk. We’ve now achieved all of our first phase goals as Darrin set forth, and believe we now stand at the beginning of another phase of significant fundamental value creation. We believe the combination of low leverage, consistent free cash flow(1), increasing operational and financial efficiencies, and deep inventory provides the Company with a variety of avenues for superior performance. We plan to continue our disciplined approach to potential consolidation opportunities while maintaining a pristine balance sheet with substantial liquidity, including our commitment to achieving a 1.0x leverage ratio(3) in the first half of 2022. Upon achievement of our target leverage ratio, we intend to communicate and initiate our strategy around shareholder accretive uses of our robust cash flow profile. We also intend to drive further operational efficiencies including longer laterals, increased wells per pads, enhanced completion techniques and shared facilities. Lastly, we plan to further establish ourselves as a leader in ESG-related results. We have already been recognized as having among the lowest emissions for operators in the Eagle Ford, and we plan to target additional enhancements as we integrate the Lonestar assets. In addition, the Company will continue fostering its diverse and inclusive environment and increase our community engagement efforts.”

“Above all, Ranger Oil is committed to its stakeholders across its capital structure to a relentless focus on cash-on-cash returns, capital discipline, prudent risk management, continuous operational improvement and a spirit of stewardship across our operating areas and the communities where we work. We are incredibly proud of what has been accomplished by our team, but even more excited to demonstrate what we are in the process of accomplishing in the near future for our shareholders.”

Edward Geiser, Chairman of the Board of the Company and Managing Partner of Juniper Capital commented, “Juniper Capital congratulates the Ranger Oil team for its recent accomplishments and remains a committed long term equity partner of the Company. The recent operational, financial and strategic achievements continue to validate and bolster our investment thesis in partnering with the Company, and we look forward to the ongoing performance that Ranger Oil and its management team have planned as they execute their strategy in the core of one of the most prolific oil basins in North America.”

Development Pace Update

Prior to the Lonestar merger, the Company was operating a two-rig continuous development program, with Lonestar operating an approximate half-rig program. Ranger Oil remains committed to maintaining capital and operational discipline; thus, the Company currently anticipates maintaining a two-rig program going forward. During the fourth quarter 2021, we intend to proceed with the existing development operations planned for both Penn Virginia and Lonestar, which includes the continuation of the two currently operating rigs and ongoing completion activities. Based on this pace of development, capital expenditures for the fourth quarter of 2021 are anticipated to be approximately $65-$75 million, and such development program is expected to generate significant free cash flow(1) during this period. Due to ongoing operational efficiencies in both drilling and completion techniques, the ability to extend lateral length across the combined acreage position, targeting of high working interest acreage and increased wells per pad, the Company believes a two-rig program in 2022 can achieve results approximating a 2.5 rig development scenario but with more efficient capital deployment. This enhanced level of capital efficiency, along with the synergies we anticipate realizing from the Lonestar combination, are expected to materially accelerate our free cash flow(1) generation in 2022 at current strip pricing.

Hedge Portfolio Restructuring

In conjunction with the closing of the Lonestar merger, the Company is assuming the swapped hedge volumes held by Lonestar and resetting the majority of these swaps to reflect current market pricing. This reset is not anticipated to materially impact the Company’s leverage metrics; however, it is anticipated to increase its future Adjusted EBITDAX(4) and free cash flow(1). The Company believes this change more properly reflects for stakeholders the robust earnings and cash flow profile of the Company while maintaining a strong balance sheet and ample liquidity. For additional detail around the restructured hedge portfolio, please refer to our investor presentation located on our website www.Rangeroil.com.

Board of Director Changes

In connection with the Lonestar closing, Darin G. Holderness has resigned from the Company’s Board of Directors (the “Board”). Richard Burnett, former Chairman of the Board of Directors for Lonestar, has been appointed to the Company’s Board to fill the vacancy. Mr. Burnett will also serve as Chairman of the Audit Committee.

“Darin has been a key member of our Board, including acting as Chairman for over three years, and we are deeply grateful for the valuable insight and keen business acumen he has contributed to the Company,” said Mr. Henke. “On behalf of the entire Board, I would like to thank Darin for his dedicated service and wish him continued success.”

“We are also very pleased to welcome Ricky to our Board. We believe his extensive background in finance and accounting complemented by his comprehensive industry experience will prove very valuable as we continue to execute on our strategy of creating long-term value for our shareholders through best-in-class operations.”

About Ranger Oil Corporation

Ranger Oil is a pure-play independent oil and gas company engaged in the development and production of oil, NGLs, and natural gas, with operations in the Eagle Ford shale in South Texas. For more information, please visit our website at www.Rangeroil.com. The information on the Company’s website is not part of this release.

Forward-Looking Statements

This communication contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements, and such statements include, words such as “anticipate,” “guidance,” “assumptions,” “projects,” “forward,” “estimates,” “outlook,” “expects,” “continues,”, “project”, “intends,” “plans,” “believes,” “future,” “potential,” “may,” “foresee,” “possible,” “should,” “would,” “could,” “focus” and variations of such words or similar expressions, including the negative thereof, to identify forward-looking statements. Because such statements include assumptions, risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the risk that the benefits of the acquisition of Lonestar may not be fully realized or may take longer to realize than expected, and that management attention will be diverted to transaction-related issues; the impact of the COVID-19 pandemic, including reduced demand for oil and natural gas, economic slowdown, governmental actions, stay-at-home orders, interruptions to our operations or our customer’s operations; risks related to and the impact of actual or anticipated other world health events; our ability to satisfy our short-term and long-term liquidity needs, including our ability to generate sufficient cash flows from operations or to obtain adequate financing; our ability to maintain our relationships with our suppliers, service providers, customers, employees, and other third parties; our ability to develop, explore for, acquire and replace oil and gas reserves and sustain production; our ability to generate profits or achieve targeted reserves in our development and exploratory drilling and well operations;; the projected demand for and supply of oil, NGLs and natural gas; our ability to contract for drilling rigs, frac crews, materials, supplies and services at reasonable costs; our ability to renew or replace expiring contracts on acceptable terms; our ability to obtain adequate pipeline transportation capacity or other transportation for our oil and gas production at reasonable cost and to sell our production at, or at reasonable discounts to, market prices; and other risks set forth in our filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Additional Information concerning these and other factors can be found in our press releases and public filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. In addition, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The statements in this communication speak only as of the date of the communication. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law.

Footnotes

(1)	Free Cash Flow is a non-GAAP financial measure. Definitions of non-GAAP financial measures appear at the end of this release.

(2)

Companies used include, AMPY, APA, AR, BATL, BCEI, BRY, CDEV, CLR, CNX, COG, CPE, CRC, CRK, DEC, DEN DVN, EOG, EQT, ESTE, FANG, GPD, LPI, MCF, MGY, MTDR, NOG, PDCE, PXD, REI, RRC, SBOW, SD, SM, SWN, TALO, WTI, WLL and XEC. Margin is defined as realized aggregate price, including effects of derivatives less adjusted direct operating expenses.

(3)

Estimated pro forma leverage ratio is calculated by dividing Net Debt by LTM Adj. EBITDAX – see the end of the release for explanation of this calculation. Net Debt and Adj. EBITDAX are non-GAAP financial measures that are defined at the end of this release.

(4)	Adjusted EBITDAX is a non-GAAP financial measure. Definitions of non-GAAP financial measures at the end of this release.

Definition and Explanation of Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that management believes illustrates our ability to generate cash flows from our business that are available to be returned to our providers of financing capital represented primarily by our debt holders as we do not currently have a dividend or share repurchase program. We present Free Cash Flow as the excess (deficiency) of Discretionary cash flow over Capital additions, net. Discretionary cash flow is defined as Adjusted EBITDAX (non-GAAP measure defined below) less interest expense, debt issue costs, other, net and adjustments for income taxes refunded and changes for working capital. Capital additions represent our committed capital expenditure and acquisition transactions, net of any proceeds from the sales or disposition of assets. We believe Free Cash Flow is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies in many industries. Free Cash Flow should be considered as a supplement to net income as a measure of performance and net cash provided by operating activities as a measure of our liquidity.

Definition and Explanation of Adjusted EBITDAX

Adjusted EBITDAX represents net income (loss) before loss on extinguishment of debt, interest expense, income taxes, impairments of oil and gas properties, depreciation, depletion and amortization expense and share-based compensation expense, further adjusted to include the net commodity realized settlements of derivatives and exclude the effects of gains and losses on sales of assets, non-cash changes in the fair value of derivatives, and special items including strategic transaction costs, and organizational restructuring, including severance. We believe this presentation is commonly used by investors and professional research analysts for the valuation, comparison, rating, investment recommendations of companies within the oil and gas exploration and production industry. We use this information for comparative purposes within our industry. Adjusted EBITDAX is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income (loss). Adjusted EBITDAX as defined by the Company may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as operating income or cash flows from operating activities. Adjusted EBITDAX should not be considered in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP.

Definition and Explanation of Net Debt

Net debt, excluding unamortized discount and debt issuance costs is a non-GAAP financial measure that is defined as total principal amount of long-term debt less cash and cash equivalents. The most comparable financial measure to net debt, excluding unamortized discount and debt issuance costs under GAAP is principal amount of long-term debt. Net debt is used by management as a measure of our financial leverage. Net debt, excluding unamortized discount and debt issuance costs should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the Company’s actual indebtedness.

Explanation of Estimated Pro forma Net Debt to LTM EBITDAX as of 9/30/21

Represents management estimate of Pro forma Net Debt to LTM EBITDAX as of 9/30/21. Penn Virginia’s principal amount of long-term debt used to calculate Net Debt excludes its 9.25% senior unsecured notes and related funds which were held in escrow as restricted cash at 9/30/21. Lonestar’s principal amount of long-term debt excludes its non-recourse mortgage on its corporate office building and the PPP loan for which funds are fully reserved as restricted cash to secure the obligation. With respect to Lonestar’s LTM Leverage at September 30, 2021, the ratio includes two months of the predecessor period prior to emerging from bankruptcy and ten months of the successor period following the emergence (the predecessor and successor periods are defined as reported in Lonestar’s Form 10-K for the year ended December 31, 2020).

Contact

Clay Jeansonne

Investor Relations

Ph: (713) 722-6540

E-Mail:invest@Rangeroil.com